Exhibit 99.1

Talon 1 Acquisition Corp. Announces Pricing of $200,000,000 Initial Public Offering

NOVEMBER 3, 2021

Coral Gables, Florida, Nov. 3, 2021 (PR NEWSWIRE) – Talon 1 Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units, at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, Thursday, November 4, 2021, under the ticker symbol “TOACU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “TOAC” and “TOACW,” respectively.

The offering is expected to close on November 8, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the global aerospace, aviation and aviation services industries. The Company is led by its Chief Executive Officer, Edward J. Wegel.

Credit Suisse Securities (USA) LLC and Exos Securities LLC (the “Underwriters”) are acting as joint bookrunners of the offering. The Company has granted the Underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Credit Suisse Securities (USA) LLC at Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, by telephone at 1-800-221-1037 or by email at email: usa.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”). Such registration statement was declared effective by the SEC on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above or the transactions contemplated thereby will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as anticipated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities Exchange Commission (SEC). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

info@talonacquisition.com

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